7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2009 RESULTS

     Evansville, Indiana, May 28, 2009 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the first quarter ended May 2, 2009.

     Sales for the first quarter were $167.3 million compared to sales of $162.1 million for the prior year first quarter. Comparable store sales declined 0.3 percent.

     Net earnings for the thirteen-week first quarter were $4.1 million, or $0.33 per diluted share, compared to net earnings of $4.8 million, or $0.38 per diluted share, for the thirteen-week prior year first quarter ended May 3, 2008.

     The gross profit margin for the first quarter was 27.9 percent compared to 29.0 percent for the first quarter of the prior year. The merchandise margin decreased 1.3 percent primarily due to the aggressive liquidation of product within our women's non-athletic category. As a percentage of sales, buying, distribution and occupancy costs decreased 0.2 percent.

     Selling, general and administrative expenses for the first quarter were $40.1 million, or 24.0 percent of sales, compared to $39.3 million, or 24.2 percent of sales, for the first quarter of 2008.

     Speaking on the results, Mark Lemond, chief executive officer and president said, "We are pleased to report first quarter comparable store sales were relatively flat with last year. Sales of our athletic footwear, including both children's and adult, recorded a mid-single digit increase. Our customer continued to react to the value pricing of our adult dress and casual product, especially during the clearance period of February through early March. Consequently, our sales for the quarter were better than expected, but our merchandise margin was below our initial plan. However, during the warmer month of April, our women’s non-athletic product, particularly sandals, began to sell well and the merchandise margin stabilized.

     "At the end of the first quarter, our per-store inventories were 8.4 percent below last year, which we feel is an appropriate level. Therefore, we do not expect to continue to significantly lower inventory during the remainder of fiscal 2009 relative to the prior year.

     "We were able to leverage selling, general and administrative expenses as a percentage of sales and, through aggressive expense control, hold the total dollar increase to $733,000, despite opening 10 new stores and operating 20 more stores than last year at the end of the first quarter."

     Mr. Lemond continued, "As we look forward, we recognize that our targeted moderate income customer will continue to be impacted by the economic downturn and sales within the retail sector may continue to experience downward pressure. Therefore, we will continue to manage our business conservatively, maintaining tight control over both our inventories and our cost structure."

Store Growth

     Currently, the Company expects to open approximately 15 new stores in fiscal 2009 and close ten stores. Store openings and closings by quarter and for the fiscal year are currently planned as follows:

	New Stores	Stores Closings
1st Quarter 2009	10	1
2nd Quarter 2009	2	1
3rd Quarter 2009	3	2
4th Quarter 2009	0	6
Fiscal 2009	15	10

The ten stores opened during the first quarter included locations in:

City	Market/Total Stores in Market
Hendersonville, TN	Nashville/6
Atlanta, GA	Atlanta/9
Aberdeen, NC	Raleigh/5
Norman, OK	Oklahoma City/4
Charlotte, NC	Charlotte/7
Monroe, NC	Charlotte/7
Mathews, NC	Charlotte/7
Washington, UT	Salt Lake City/5
Orem, UT	Salt Lake City/5
Harlingen, TX	Harlingen/5

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 313 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 2, 2009	May 3, 2008
Net sales	$167,269	$162,119
Cost of sales (including buying,
distribution and occupancy costs)	120,629	115,039

Gross profit	46,640	47,080
Selling, general and administrative
expenses	40,056	39,323

Operating income	6,584	7,757
Interest income	(3)	(37)
Interest expense	42	33

Income before income taxes	6,545	7,761
Income tax expense	2,413	2,977

Net income	$4,132	$4,784

Net income per share:
Basic	$.33	$.39
Diluted	$.33	$.38

Average shares outstanding:
Basic	12,480	12,352
Diluted	12,520	12,447

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 2,	January 31,	May 3,
	2009	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$20,231	$24,817	$9,909
Accounts receivable	1,055	1,607	1,159
Merchandise inventories	188,234	189,494	192,318
Deferred income tax benefit	2,376	2,305	2,410
Other	7,326	4,234	6,693
Total Current Assets	219,222	222,457	212,489
Property and equipment-net	69,445	70,217	70,191
Other	635	400	431
Total Assets	$289,302	$293,074	$283,111

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$48,520	$60,320	$49,735
Accrued and other liabilities	15,775	11,600	15,072
Total Current Liabilities	64,295	71,920	64,807
Deferred lease incentives	5,621	5,844	4,920
Accrued rent	5,221	5,331	5,751
Deferred income taxes	1,104	1,144	558
Deferred compensation	2,865	2,678	3,742
Other	1,681	1,521	1,370
Total Liabilities	80,787	88,438	81,148
Total Shareholders' Equity	208,515	204,636	201,963
Total Liabilities and Shareholders' Equity	$289,302	$293,074	$283,111

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 2, 2009	May 3, 2008
Cash flows from operating activities:
Net income	$4,132	$4,784
Adjustments to reconcile net income to net
Cash (used in) provided by operating activities:
Depreciation and amortization	3,883	4,138
Stock-based compensation	(230)	232
Loss on retirement of assets	32	63
Deferred income taxes	(111)	89
Lease incentives	119	0
Other	(206)	(347)
Changes in operating assets and liabilities:
Accounts receivable	552	(748)
Merchandise inventories	1,260	8,463
Accounts payable and accrued liabilities	(7,721)	(15,872)
Other	(3,211)	2,161

Net cash (used in) provided by operating activities	(1,501)	2,963

Cash flows from investing activities:
Purchases of property and equipment	(3,173)	(2,565)
Proceeds from sale of property and equipment	0	1

Net cash used in investing activities	(3,173)	(2,564)

Cash flows from financing activities:
Borrowings under line of credit	0	6,625
Payments on line of credit	0	(6,625)
Proceeds from issuance of stock	48	346
Excess tax benefits from stock-based compensation	40	(13)

Net cash provided by financing activities	88	333

Net (decrease) increase in cash and cash equivalents	(4,586)	732
Cash and cash equivalents at beginning of period	24,817	9,177

Cash and Cash Equivalents at End of Period	$20,231	$9,909